Exhibit 10.11(c)
ALLEGHANY CORPORATION 2005 DIRECTORS’ STOCK PLAN
RESTRICTED STOCK UNIT SUPPLEMENT
(Amended and Restated as of January 1, 2008)
     1. GRANT OF RESTRICTED STOCK UNITS. This Supplement (this “Supplement”), forming a part of the Alleghany Corporation 2005 Directors’ Stock Plan the (“Plan”), permits a Non-Employee Director to timely elect in accordance with Section 3 hereof to be credited with, in lieu of the automatic grant of 250 shares of Restricted Stock pursuant to the Plan, on the first business day following each Annual Meeting (each a “Grant Date”), 250 notional units of measurement each equivalent to a share of Common Stock (each a “Restricted Stock Unit”).
     2. RESTRICTED STOCK UNIT ACCOUNTS. The Company shall establish and maintain a separate unfunded, bookkeeping account in respect of any Restricted Stock Units granted to a Non-Employee Director (an “Account”), which Account shall reflect the investment experience that the Account would have had if such Account held whole or fractional shares of Common Stock equal to the number of whole or fractional Restricted Stock Units credited to the Account. A separate sub-Account shall be created to identify each grant of Restricted Stock Units on each Grant Date for purposes of applying the provisions of this Supplement. The Account (and each sub-Account) shall exist solely for record keeping purposes and shall not represent any actual interest in any shares of Common Stock. If any cash or stock dividends are paid on the shares of Common Stock represented by the Restricted Stock Units during the period between the Grant Date and the date of payment with respect to such Restricted Stock Units, then additional whole or fractional Restricted Stock Units shall be credited to the Non-Employee Director’s Account. Such credit shall be made as of the applicable dividend payment date. The number of whole or fractional Restricted Stock Units credited as a result of any cash dividends shall be determined by dividing (a) the aggregate dollar amount of the cash dividends by (b) the fair market value of a share of Common Stock on the dividend payment date. The additional whole and/or fractional Restricted Stock Units acquired with any cash or stock dividends shall be payable at the same time as the Restricted Stock Units representing the shares of Common Stock giving rise to the dividends.
     3. ELECTION. To be granted Restricted Stock Units in lieu of the automatic grant of 250 shares of Restricted Stock a Non-Employee Director must affirmatively elect (an “Election”) to receive such Restricted Stock Units, which Election must be made on or before the December 31st preceding the Annual Meeting in respect of which the automatic grant of Restricted Stock would otherwise be made; provided however, that a newly-elected Non-Employee Director may make his or her Election on or before the date of the Annual Meeting at which he or she is or will be first elected as a Non-Employee Director. Each Election to receive Restricted Stock Units may also include an election specifying the date or dates and/or event or events for the payment in respect of such Restricted Stock Units (each such date or dates and/or event or events being referred to herein as a “Payment Date”); provided that any Payment Date elected may not be (a) prior to the date that is the third anniversary of the Grant Date and (b)

later than the date that the Non-Employee Director is required to retire from the Board. Each Payment Date: (i) specified as a calendar date must be January 1st and (ii) specified as an event shall be deemed to be the January 1 coinciding with or next following the specified event. A Non-Employee Director’s Election may provide that such Election shall remain in effect until revoked (which revocation must be made on or before the December 31st preceding the Annual Meeting at which such revocation is to take effect) with respect to all subsequently granted Restricted Stock Units. Notwithstanding any other provision in the Plan, a Non-Employee may elect or change a Payment Date with respect to any Restricted Stock Units credited to the Non-Employee Director pursuant to an Election made in 2006 and 2007 at any time until December 31, 2008.
     4. PAYMENT.
     (a) All payments in respect of whole Restricted Stock Units shall be made in the form of whole shares of Common Stock and any fractional Restricted Stock Unit shall be paid in cash based upon the Fair Market Value of the equivalent fraction of a share of Common Stock.
     (b) Unless a Non-Employee Director’s Election provides otherwise, the Payment Date in respect of the Restricted Stock Units credited to a Non-Employee Director’s Account shall be the date that is the third anniversary of the Grant Date of such Restricted Stock Units.
     (c) Notwithstanding the foregoing or any Election or Amended Election (as hereinafter defined) made by the Non-Employee Director:
(i) If a Non-Employee Director resigns prior to the Next Annual Meeting following the Grant Date of such Restricted Stock Units, such Restricted Stock Units shall be forfeited.
(ii) If a Non-Employee Director ceases to be a member of the Board (and, therefore, the Non-Employee Director “Separates from Service” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), all Restricted Stock Units remaining in the Non-Employee Director’s Account (after the application of clause (i) above) shall be paid to such Non-Employee Director.
     (d) Notwithstanding the foregoing or any Election or Amended Election made by a Non-Employee Director, if a Non-Employee Director dies, all Restricted Stock Units remaining in the Non-Employee Director’s Account shall be paid to the individual or entity designated by the Non-Employee Director in writing and filed with the Company (and if the Non-Employee Director did not designate a beneficiary or such designated beneficiary predeceases the Non-Employee Director, the Non-Employee Director’s beneficiary shall be the Non-Employee Director’s spouse, if any, or if none, his/her estate)

     (e) All payments in respect of Restricted Stock Units shall be made as promptly as possible following the Payment Date and in any event, on or before the last day of the calendar year in which the Payment Date occurs.
     5. AMENDED ELECTIONS. At least twelve months prior to the date any Restricted Stock Units would have been paid to the Non-Employee Director (such date being the “Original Payment Date”), a Non-Employee Director may elect (an “Amended Election”) to defer distribution of all or any number of the Restricted Stock Units credited to his/her Account to a date later than twelve months after the Original Payment Date; provided, however, that (a) such Amended Election will not take effect for at least 12 months after the date on which it is made, (b) the distribution in respect of the Restricted Stock Units with respect to which the Amended Election is made must be at least 5 years from the Original Payment Date and (c) the Payment Date elected in the Amended Election may not be later than the Non-Employee Director’s required retirement date. A Non-Employee Director’s Amended Election may otherwise provide for distribution at any time as could have been elected under an original Election.
     6. LIMITS ON TRANSFERABILITY. No Restricted Stock Units shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Non-Employee Director to, any party, nor shall such Restricted Stock Units be assignable or transferable by the recipient thereof.
     7. INTEGRATION WITH PLAN. As this Supplement is a part of the Plan, any capitalized term used herein and not otherwise defined, shall have the meaning ascribed to it in the Plan. To the extent not otherwise inconsistent with this Supplement, all of the terms and provisions of the Plan shall govern this Supplement.
     8. COMPLIANCE WITH SECTION 409A OF THE CODE. The Supplement is intended to be operated in compliance with Section 409A of the Code. If any provision of the Supplement is subject to more than one interpretation, then the Supplement shall be interpreted in a manner that is consistent with Section 409A of the Code. All Elections and Amended Elections shall be in writing and shall be effective on and when received by the Company pursuant to procedures established by the Board from time to time. An Amended Election when received pursuant to such procedures is irrevocable when received.

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